EXHIBIT 10.52

ARIBA, INC. COMPENSATION PROGRAM FOR NON-EMPLOYEE DIRECTORS

A.	Cash Compensation

1.	Board retainer: $50,000 per year, paid in quarterly installments.

2.	Lead Independent Director retainer: $30,000 per year, paid in quarterly installments.

3.	Board meeting fee: $2,500 for each meeting attended in person and each regularly scheduled telephone meeting, paid quarterly.

4.	Committee chair retainer: $25,000 per year for the Audit Committee chair, $15,000 per year for the Compensation Committee chair, and $10,000 per year for the Corporate Governance and Nominating Committee chair, paid in quarterly installments.

5.	Committee meeting fee: $1,500 for each meeting attended in person and each regularly scheduled telephone meeting, paid quarterly.

B.	Equity Compensation

1.	Initial restricted stock unit grant: restricted stock units with a fair market value of $100,000, as calculated in accordance with Part C below. All of the units vest on the first anniversary of the grant, with immediate full vesting in the event of a change in control. The units will be settled by issuing shares on the first permissible trading day after they vest, unless a deferral program is adopted. The units will be granted by the Compensation Committee under the 1999 Equity Incentive Plan (the “EIP”) in conjunction with the director’s initial appointment or election to the Board.

2.	Annual restricted stock unit grant: restricted stock units with a fair market value of $100,000, as calculated in accordance with Part C below. All of the units vest on the first anniversary of the grant, with immediate full vesting in the event of a change in control. The units will be settled by issuing shares on the first permissible trading day after they vest, unless a deferral program is adopted. The units will be granted by the Compensation Committee under the EIP in conjunction with the Annual Meeting of stockholders.

3.	Voluntary exchange of cash retainers and meeting fees for stock options, shares or units, as contemplated by Article 13 of the EIP:

(a)	An election to exchange cash for options, shares or units must be made in writing, must be filed with the Company before the first day of the first quarter to which the election applies and must remain in effect until revoked or amended in writing.

(b)	Any amendment or revocation of an election must be filed with the Company before the first day of the first quarter to which it applies.

(c)	An election to exchange cash for options, shares or units may apply to all or any part (but not less than 50%) of the cash compensation earned during each period to which the election applies.

(d)	The options, shares or units will automatically be granted as of the last day of the quarter for which the cash compensation would have been paid, absent the director’s election.

(e)	For purposes of the exchange of cash for options, the value of the options will be calculated as of the date of grant by applying the formula and assumptions used by the Company’s independent auditors in preparing the Company’s financial statements.

(f)	For purposes of the exchange of cash for shares or units, the fair market value of the shares will be calculated in accordance with Part C below.

(g)	The options will have an exercise price per share equal to 100% of the fair market value per share of the Company’s Common Stock on the date of grant.

(h)	The term of the options will be 10 years, except that they will terminate 12 months after the director’s service terminates for any reason.

(i)	The options will be immediately exercisable and fully vested.

(j)	The shares or units will be fully vested.

C.	Calculation of Fair Market Value of Shares

Whenever the fair market value of shares of the Company’s Common Stock is to be calculated for purposes of granting restricted shares or restricted stock units under this program, the fair market value will be deemed to be equal to the average of the closing prices of the Company’s Common Stock on the 30 consecutive trading days immediately preceding the date of grant, as reported by The Wall Street Journal.

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